SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.   1  )

                             Anntaylor Stores Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    036115103
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.036115103                    13G                    Page 2  of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley Dean  Witter &  Co.
          IRS  #  39-314-5972



--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             3,708,741
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       4,191,741
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,191,741

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          16.19%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 036115103                   13G                    Page 3  of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter Advisors Inc.
          IRS # 13-3680016

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,891,400
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,891,400
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,891,400

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.35%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 036115103                   13G                    Page 4  of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Van Kampen Asset Management Inc.
          IRS #  13-5130700

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,164,082
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,294,382
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,294,382

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.03%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 036115103                   13G                   Page 5  of  11 Pages





Item 1.     (a)   Name of Issuer:
                  Anntaylor Stores Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  142 West 57th Street
                  New York, NY 10019
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  (a)  Morgan Stanley Dean Witter & Co.
                  (b)  Morgan Stanley Dean Witter Advisors Inc.
                  (c)  Van Kampen Asset Management Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  (a)  1585 Broadway
                       New  York, New  York  10036

                  (b)  Two World Trade Center
                       New  York, New  York  10048

                  (c)  One Parkview Plaza
                       Oakbrook Terrace, IL 60181
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           036115103
                               -------------------------------------------------

Item 3.       (a)   Morgan  Stanley  Dean  Witter  & Co.  is (e)  an  Investment
                    Adviser  registered  under  Section  203 of  the  Investment
                    Advisers Act of 1940.

              (b)   Morgan   Stanley  Dean  Witter   Advisors  Inc.  is  (e)  an
                    Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

              (c) Van Kampen Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No.036115103                   13-G                   Page 6  of  11 Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.
               Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Accounts managed on a discretionary basis by Morgan Stanley Dean Witter Advisors Inc. and Van Kampen Asset Management Inc., wholly owned subsidiaries of Morgan Stanley Dean Witter & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.036115103                    13-G                   Page 7  of 11 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 12, 1999


Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       February 12, 1999


Signature:  /s/ Barry Fink
            -----------------------------------------------------------------

Name/Title  Barry Fink / Senior Vice President Morgan Stanley Dean Witter
                         Advisors Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER ADVISORS INC.

Date:       February 12, 1999


Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Principal Morgan Stanley Dean Witter Investment
                             Management Inc.
            -----------------------------------------------------------------
            VAN KAMPEN ASSET MANAGEMENT INC.




                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      8

EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    9
                to Sign on behalf of Morgan Stanley Dean Witter & Co.

EXHIBIT 3       Secretary's Certificate Authorizing Donald P. Ryan    10 & 11
                to Sign on behalf of Van Kampen Asset Management Inc.


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)